PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 3, 2003)
                                                Filed Pursuant To Rule 424(b)(5)
                                                     Registration No. 333-109769

                          [EASTGROUP PROPERTIES LOGO]
                                 800,000 SHARES

                           EASTGROUP PROPERTIES, INC.

                                  COMMON STOCK
                                $37.65 PER SHARE
                               ------------------
     We are selling 800,000 shares of our common stock, par value $0.0001 per share. We have granted the underwriter an option to purchase up to 120,000 additional shares of common stock to cover over-allotments.

     Our common stock is listed on the New York Stock Exchange under the symbol "EGP." The last reported sale price of our common stock on the New York Stock Exchange on March 28, 2005, was $38.40 per share.
                               ------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                PER SHARE            TOTAL
                                                                ---------         -----------
Public Offering Price                                            $37.65           $30,120,000
Underwriting Discount                                            $ 0.75           $   600,000
Proceeds to Us (before expenses)                                 $36.90           $29,520,000

     In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

     The underwriter expects to deliver the shares to purchasers on or about March 31, 2005.
                               ------------------
                                   CITIGROUP
March 28, 2005

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITER IS NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE DATE OF THE PROSPECTUS, RESPECTIVELY.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
About This Prospectus Supplement............................     ii
Cautionary Statements Concerning Forward-Looking
  Information...............................................     ii
EastGroup Properties, Inc. .................................    S-1
The Offering................................................    S-1
Risk Factors................................................    S-2
Use of Proceeds.............................................    S-3
Material United States Federal Income Tax Consequences......    S-3
Underwriting................................................   S-18
Experts.....................................................   S-19
Legal Matters...............................................   S-19
Where You Can Find More Information.........................   S-19
Incorporation of Certain Documents by Reference.............   S-20

                       PROSPECTUS DATED NOVEMBER 3, 2003

About This Prospectus.......................................     3
Forward-Looking Information.................................     3
Where You Can Find More Information.........................     3
Incorporation of Certain Documents by Reference.............     3
About Eastgroup Properties, Inc.............................     5
Risk Factors................................................     6
Use of Proceeds.............................................    12
Ratio of Earnings to Fixed Charges..........................    12
Description of Capital Stock................................    13
Description of Common Stock.................................    14
Description of Preferred Stock..............................    15
Description of Stockholder Rights Plan......................    16
Description of Warrants.....................................    16
Material Provisions of Maryland Law.........................    17
Material United States Federal Income Tax Consequences......    19
Plan of Distribution........................................    32
Legal Matters...............................................    33
Experts.....................................................    33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

     All references to "we," "our" and "us" in this prospectus supplement means EastGroup Properties, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

     To the extent that any subject matter is addressed in both this prospectus supplement and the accompanying prospectus, the information contained in or incorporated by reference to this prospectus supplement updates or supersedes the information contained in the accompanying prospectus.

                        CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described in our filings with the SEC and under "Risk Factors" in this prospectus supplement, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the securities offered by this prospectus supplement, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages S-2 to S-3 of this prospectus supplement and on pages 6 to 12 of the accompanying prospectus.

                           EASTGROUP PROPERTIES, INC.

     We are an equity real estate investment trust, or REIT, focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with a special emphasis in the states of Florida, Texas, California and Arizona. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. Our strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply constrained submarkets. As of December 31, 2004, our portfolio included 21 million square feet of real estate properties with an additional 521,000 square feet under development. As of December 31, 2004, our properties were, on average, approximately 94.4% leased. Our goal is to maximize shareholder value by being a leading provider of functional, flexible, and quality business distribution space for location sensitive tenants primarily in the 5,000 to 50,000 square foot range.

     We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and our telephone number is
(601) 354-3555. We also have a Web site at www.eastgroup.net. Information contained on our Web site is not and should not be considered a part of this prospectus supplement or the accompanying prospectus.

                                  THE OFFERING

Issuer........................   EastGroup Properties, Inc.

New York Stock Exchange
Symbol........................   EGP

Shares of common stock being
offered by us.................   800,000

Shares of common stock to be
outstanding after the
offering......................   21,919,659(1)(2)

Use of proceeds...............   We intend to use the net proceeds from this
                                 offering for general corporate purposes,
                                 including the possible payment of costs of
                                 acquisition or development of industrial
                                 properties and to repay fixed-rate mortgage
                                 debt maturing in 2005. See "Use of Proceeds."
---------------

(1) Excludes 1,953,998 shares reserved for issuance under our 2004 Equity Incentive Plan, our 1994 Management Incentive Plan, our 1991 Directors' Stock Option Plan and our 2000 Directors' Stock Option Plan. Of the shares reserved for issuance, options to purchase an aggregate of 350,375 shares are outstanding as of March 25, 2005.

(2) Number of shares assumes the underwriter's over-allotment option to purchase 120,000 additional shares of our common stock is not exercised.

                                  RISK FACTORS

     Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors below as well as those discussed in the accompanying prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed below and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

FINANCING RISKS

     FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATIONS AND THE VALUE OF OUR STOCK. As of December 31, 2004, we had approximately $86.4 million of variable interest rate debt. As of December 31, 2004, the weighted average interest rate on our variable rate debt was 3.38%. We may also incur indebtedness in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition, our ability to pay expected distributions to stockholders and the value of our stock.

     WE COULD DEFAULT ON CROSS-COLLATERALIZED AND CROSS-DEFAULTED DEBT. As of December 31, 2004, we had eight secured loans that are cross-collateralized by 68 properties, totaling $235.1 million. If we default on any of these loans, then we could be required to repay the aggregate of all indebtedness, together with applicable prepayment charges, to avoid foreclosure on all the cross-collateralized properties within the applicable pool. In addition, our credit facilities contain cross-default provisions, which may be triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the credit facilities.

     A LACK OF ANY LIMITATION ON OUR DEBT COULD RESULT IN OUR BECOMING MORE HIGHLY LEVERAGED. As of December 31, 2004, we had approximately $390.1 million of total debt. Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for distribution to stockholders might be negatively affected and the risk of default on our indebtedness could increase.

RISKS RELATED TO OUR PROPERTIES

     OUR INVESTMENT IN PROPERTY DEVELOPMENT MAY BE MORE COSTLY THAN WE ANTICIPATE. We intend to continue to develop properties where market conditions warrant such investment. As of December 31, 2004, we had seven projects in lease up and under development.

     Once made, our investments may not produce results in accordance with our expectations. Risks associated with our current and future development and construction activities include:

     - the unavailability of favorable financing alternatives;

     - construction costs exceeding original estimates due to rising interest rates and increases in the costs of materials and labor;

     - construction and lease-up delays resulting in increased debt service, fixed expenses and construction costs;

     - expenditure of funds and devotion of management's time to projects that we do not complete;

     - occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental rates and a corresponding lower return on our investment; and

     - complications (including building moratoriums and anti-growth legislation) in obtaining necessary zoning, occupancy and other governmental permits.

     WE FACE RISKS ASSOCIATED WITH PROPERTY ACQUISITIONS. We acquire individual properties and portfolios of properties, and intend to continue to do so. Our acquisition activities and their success are subject to the following risks:

     - when we are able to locate a desired property, competition from other real estate investors may significantly increase the purchase price;

     - acquired properties may fail to perform as expected;

     - the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

     - acquired properties may be located in new markets where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

     - we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result, our results of operations and financial condition could be adversely affected; and

     - we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

                                USE OF PROCEEDS

     The net proceeds to us from the offering of the shares by us will be approximately $29.4 million after deducting the underwriting discount and other offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including the possible payment of costs of acquisition or development of industrial properties and to repay fixed-rate mortgage debt maturing in 2005. As of March 25, 2005, the mortgage debt maturing in 2005 (including principal amortization and balloon payments) was $16.8 million and bears interest at fixed rates ranging from 8.000% to 8.375%. Pending such use, the net proceeds will be used to reduce our outstanding variable rate debt. The weighted average interest rate on our variable rate debt was 3.64% as of March 25, 2005.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of the securities offered under this prospectus supplement. This discussion replaces in its entirety the discussion under the heading "Material United States Federal Income Tax Consequences" in the accompanying prospectus.

     The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, persons holding common stock as part of a hedging or conversion transaction or a straddle, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our capital stock to any particular holder. The opinion and the information in this section are based on the Internal Revenue Code of 1986, as amended (the "Code"), current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY AS A REIT

     We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our initial taxable year. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

     The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2004, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2005 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus supplement with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. (However, we can elect to "pass-through" any of our taxes paid on its undistributed net capital gains income to our stockholders on a pro rata basis.) Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income (95% in the case of a failure occurring for our tax year beginning January 1, 2005 and thereafter) exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders; (see "-- Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain generally will be subject to tax at the highest regular corporate rate then applicable. Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Ninth, beginning in 2005, if we fail to satisfy the 5% or the 10% assets tests, and the failure qualifies under the Non De Minimis Exception, as described below under "-- Asset Tests," then we will have to pay an excise tax equal to the greater of (i) $50,000; or (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations. Tenth, beginning in 2005, if we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under "-- Income Test" and "-- Asset Tests," respectively, and would qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Capital Stock" in the accompanying prospectus. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements and do not qualify for certain statutory relief provisions, we will fail to qualify as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning on or after January 1, 1998, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. No more than 20% of our assets may consist of the securities of one or more taxable REIT subsidiaries.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     We have established a wholly owned taxable REIT subsidiary, EastGroup TRS, Inc., for the purpose of developing and selling certain real property located in Houston, Texas and we may establish other taxable REIT subsidiaries in the future.

INCOME TESTS

     In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income for a taxable year must be "qualifying income." Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business ("dealer property"); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or other securities that are not dealer property, or from any combination of the foregoing. Moreover, beginning in 2005, gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets and that are properly and timely identified as hedging transactions is not included in gross income for purposes of the 95% income test, but will be continued to be taken into account as nonqualifying income for purposes of the 75% income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. However, if we own more than 50% of the vote or value of the taxable REIT subsidiary, and the rent payable is increased pursuant to a lease renegotiation, then the increase in rent will not be treated as qualifying rent.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on the relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     Our investment in commercial and industrial properties generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, we believe that any personal property rented in connection with our facilities is well within the 15% restriction. Moreover, we do not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary. Finally, we anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

     Beginning in 2005, if we fail to satisfy one or both of the 75% or 95% gross income tests, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and if we timely file a schedule describing each item of our gross income in accordance with Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of Our Company as a REIT," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Beginning in 2005, if we fail to satisfy one or both of the gross income tests, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relieve provisions generally will be available if:

     - our failure to meet such tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our gross income to our tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of Our Company as a REIT," even if the relief provisions were to apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% (95% for 2005 and later taxable years), in each case, of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the noncorporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or a public offering of our long-term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. The value of any one nongovernment issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. We may not own more than 10% of any one issuer's outstanding voting securities.

     5. We may not own more than 10% of the total value of the outstanding securities of any one issuer.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, the securities of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

     For purposes of these asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets or equity interests in a partnership or any entity that is disregarded for federal income tax purposes. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as "securities" to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership's equity interests and certain debt securities) or if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term "securities" also does not include securities issued by another REIT, certain "straight debt" securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). In addition, we believe that our securities of taxable REIT subsidiaries do not exceed 20% of the value of our total assets. With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

     - we satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets; or

     - we eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year beginning in 2005, we will not lose our REIT status if one of the following additional exceptions applies:

     - De Minimis Exception. The failure is due to a violation of the 5% or 10% asset tests referenced above and is "de minimis" (for this purpose, a "de minimis" failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure; or

     - Non De Minimis Exception. All of the following requirements are satisfied: (i) the failure is not "de minimis" as defined above, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure, and (v) we pay an excise tax as described in "-- Taxation of Our Company as a REIT."

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income over 5% of our REIT taxable income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

PROHIBITED TRANSACTION RULES

     A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a "prohibited transaction"). Under a safe harbor provision in the Internal Revenue Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Although we will attempt to ensure that none of our sales of property will constitute a prohibited transaction, we cannot assure investors that none of such sales will be so treated.

FAILURE TO QUALIFY

     Beginning in 2005, if we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

     General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

     1. the status of each subsidiary partnership and limited liability company taxed as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

     2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

     We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "-- Asset Tests."

     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of equity stock that is for United States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If the investor is a partner of a partnership holding common stock, the investor should consult his or her tax advisor regarding the tax consequences of the ownership and disposition of common stock. Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder.

     As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares (but not below zero) as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

     - the amount of cash and the fair market value of any property received on such disposition; and

     - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a noncorporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

          1. your long-term capital gains, if any, recognized on the disposition of our shares;

          2. our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

          3. our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

          4. our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. If a U.S. Stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the look through rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. federal income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Beginning in 2005, a Non-U.S. stockholder that owns no more than 5% of our common stock at all times during such taxable year will not be subject to 35% FIRPTA withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock continues to be regularly traded on an established securities market. Instead, any distributions made to such Non-U.S. Stockholder will be subject to the general withholding rules discussed above in "-- Taxation of Non-U.S. Stockholders," which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

     - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

     - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Stockholders. In general, information-reporting requirements will apply to certain U.S. Stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, including original issue discount, and backup withholding as described above for a U.S. Stockholder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. Stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SUNSET OF TAX PROVISIONS AND POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSIDERATIONS

     Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein. Consequently, prospective security holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

     In addition, prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

                                  UNDERWRITING

     Citigroup Global Markets Inc. is acting as sole underwriter of this offering. Subject to the terms and conditions stated in the underwriting agreement dated March 28, 2005, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, an aggregate of 800,000 shares of our common stock.

     The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the over-allotment option described below) if it purchases any of the shares.

     We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 120,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

     For a period of 45 days from the date of this prospectus supplement, we, our executive officers and our directors have agreed that we and they will not, without the prior written consent of the underwriter, dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for our common stock. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Shares of our common stock are listed on the New York Stock Exchange under the symbol "EGP."

     The following table shows the underwriting discounts that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of our common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................   $   0.75       $   0.75
Total.......................................................   $600,000       $690,000

     In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

     In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing our common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares of our common stock in the open market while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time. We estimate that our total expenses for this offering will be approximately $100,000.

     The underwriter has performed commercial and investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

     A prospectus and prospectus supplement in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

                                    EXPERTS

     The consolidated financial statements and schedules of EastGroup Properties, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York who may rely upon an opinion of DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland as to certain Maryland law matters. Certain legal matters will be passed upon for the underwriter by Morrison & Foerster LLP, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-109769) with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus supplement and the accompanying prospectus, do not contain all the information set forth in the registration statement. For further information regarding our company and our equity stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (www.sec.gov). We also have a Web site (www.eastgroup.net) through which you may access our SEC filings. In addition, you may view our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "EGP."

     Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

     - Annual Report on Form 10-K for the year ended December 31, 2004;

     - Current Report on Form 8-K filed with the SEC on February 14, 2005; and

     - Registration Statement on Form 8-B dated June 5, 1997 registering our common stock under Section 12(b) of the Exchange Act.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                           EASTGROUP PROPERTIES, INC.
                       ATTENTION: CHIEF FINANCIAL OFFICER
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 354-3555

PROSPECTUS

                                  $250,000,000

                           EASTGROUP PROPERTIES, INC.

                    COMMON STOCK, PREFERRED STOCK, WARRANTS

     We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

     - shares of common stock;

     - shares of preferred stock; or

     - warrants to purchase preferred stock or common stock.

     We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. These terms may include:

In the case of any securities:  In the case of preferred        In the case of warrants:
                                stock:

- offering price;               - dividends rights;             - the types of securities that
- size of offering;             - liquidation preferences;      may be acquired upon exercise;
- underwriting discounts;       - redemption provisions;        - expiration date;
- limitations on direct or      - conversion privileges; and    - exercise price; and
  beneficial ownership; and     - voting and other rights.      - terms of exercisability.
- restrictions on transfer

     The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

     Shares of our common stock are listed on the New York Stock Exchange under the symbol "EGP."

     AN INVESTMENT IN SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS "BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is November 3, 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, THE RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS ACCURATE ONLY AS OF ITS RESPECTIVE DATE OR DATES OR ON THE DATE OR DATES WHICH ARE SPECIFIED IN THESE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    3
Forward-Looking Information.................................    3
Where You Can Find More Information.........................    3
Incorporation of Certain Documents by Reference.............    3
About Eastgroup Properties, Inc.............................    5
Risk Factors................................................    6
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of Capital Stock................................   13
Description of Common Stock.................................   14
Description of Preferred Stock..............................   15
Description of Stockholder Rights Plan......................   16
Description of Warrants.....................................   16
Material Provisions of Maryland Law.........................   17
Material United States Federal Income Tax Consequences......   19
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process, which enables us, from time to time, to offer and sell in one or more offerings common shares, preferred shares and warrants to purchase common shares and/or preferred shares or any combination of these securities. The aggregate public offering price of the securities we sell in these offerings will not exceed $250,000,000. This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information," before you decide whether to invest in the securities.

                          FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described in our filing with the SEC and under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 6 to 15 of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding our company and our equity stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (www.sec.gov). We also have a web site (www.eastgroup.net) through which you may access our SEC filings. In addition, you may view our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "EGP."

     Information contained on our web site is not and should not be considered a part of this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

     - Our Annual Report on Form 10-K for the year ended December 31, 2002;

     - Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2002;

     - Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

     - Our Quarterly Report on Form 10-Q for the three months ended June 30,
       2003;

     - Our Current Reports on Form 8-K filed on May 22, 2003, June 2, 2003, June 4, 2003 and July 17, 2003; and

     - The description of our common stock contained in our registration statement on Form 8-B, filed on June 5, 1997, and all amendments and reports updating that description.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                           EASTGROUP PROPERTIES, INC.
                       ATTENTION: CHIEF FINANCIAL OFFICER
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                             JACKSON, MS 39201-2195
                                 (601) 354-3555

                        ABOUT EASTGROUP PROPERTIES, INC.

     We are an equity real estate investment trust, or REIT, focused on the acquisition, ownership and development of industrial properties in major Sunbelt markets throughout the United States with a special emphasis in the states of California, Florida, Texas and Arizona. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. Our strategy for growth is based on property portfolio orientation toward premier distribution facilities located near major transportation centers. As of June 30, 2003, our portfolio included 18.9 million square feet with an additional 510,000 square feet of properties under development. As of June 30, 2003, our industrial properties were, on average, approximately 92.4% leased. Our mission is to maximize stockholder value by being the leading provider of highly functional, flexible and quality business distribution space for location sensitive tenants in the 5,000 to 50,000 square foot range.

     We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, MS 39201-2195, and our telephone number is (601) 354-3555. We also have a web site at www.eastgroup.net. Information contained on our web site is not and should not be considered a part of this prospectus.

     Additional information regarding EastGroup, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 3.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before purchasing our securities. Although our most significant risks and uncertainties are described below, these are not the only risks that we may face. If any of the following actually occurs, our business, financial condition or operating results could be materially harmed and the trading price of our securities, to the extent such securities are listed on any exchange, inter-dealer quotation system or over-the-counter market, could decline and you may lose all or part of your investment. In addition to the risks and uncertainties described below, you should carefully consider all of the information in this prospectus and the documents we refer you to in the section in this prospectus called "Where You Can Find More Information."

REAL ESTATE INDUSTRY RISKS

     We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of industrial properties in a local area or a decline in the attractiveness of our properties to tenants would have a negative effect on us.

     Other factors that may affect general economic conditions or local real estate conditions include:

     - population and demographic trends;

     - employment and personal income trends;

     - income tax laws;

     - changes in interest rates and availability and costs of financing;

     - construction costs; and

     - weather conditions that may increase or decrease energy costs.

     We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our industrial properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of retail properties faces competition from other properties within each submarket where they are located.

     We are subject to significant regulation that inhibits our activities. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

RISKS ASSOCIATED WITH OUR PROPERTIES

     We may be unable to renew leases or relet space as leases expire. When a lease expires, a tenant may elect not to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. The terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable to us than the prior lease. If we are unable to relet all or a substantial portion of our properties, or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures, and our ability to make expected distributions to stockholders, may be adversely affected.

     We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays. At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for space at our industrial properties. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us, and distributions to investors may decrease.

     We receive a substantial portion of our income as rents under long-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rent or a smaller share of operating costs, taxes and insurance.

     If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our financial condition and the cash we have available for distribution.

     Development and acquisition risks could impact our profitability. We intend to continue to develop and acquire industrial properties. Such activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. We cannot be sure that properties will be available for acquisition or development or, if available, that we will be able to acquire or develop those properties upon favorable terms or that favorable financing will be available for acquisitions or development. The unavailability of properties could limit our growth. In addition, acquisitions and the development of new properties may fail to perform in accordance with our expectations, and our cost estimates for marketing, acquisition, development and operation may be inaccurate. Our acquisition and development activities may also be exposed to the following risks:

     - we may not be able to acquire a desired property because of competition from other real estate investors with greater capital and resources;

     - we may overpay for new acquisitions;

     - we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs;

     - we may incur construction costs for a property that exceed original estimates due to increased materials, labor or other costs, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

     - we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring those opportunities;

     - we have been and may continue to be unable to complete construction and lease-up of a property on schedule and meet financial goals for development projects;

     - new development activities, regardless of their ultimate success, typically require a substantial portion of our management's time and attention, diverting their attention from our day-to-day operations; and

     - because occupancy rates and rents at a newly developed property may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that property.

     Coverage under our existing insurance policies may be inadequate to cover losses. We generally maintain insurance policies related to our business, including casualty, general liability and other policies, covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated future revenue from the properties and, in the case of debt, which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Moreover, as a number of our properties are located in California, an area known for seismic activity, we may incur material losses in the future in excess of insurance proceeds from our earthquake insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable costs.

     Increased operating costs may reduce our profitability and have an adverse effect on our cash flow and our ability to make distributions to our stockholders. In general, under our leases with tenants, we pass on a portion of our operating costs to them. However, we cannot assure you that tenants will actually bear the full burden of any higher operating costs, or that such increased costs will not lead them, or other prospective tenants, to seek space elsewhere. Also, lower occupancy rates of our properties affect our ability to pass on our operating costs to our tenants. Moreover, the availability of other comparable industrial space in our specific geographic markets may limit our ability to increase rents.

     We face risks due to lack of geographic diversity. Substantially all of our properties are located in the Sunbelt region of the United States with a special emphasis in the states of California, Florida, Texas and Arizona, which in the aggregate represent 82.7% of the total square footage of our operating properties and 82.7% of our annualized base rent as of June 30, 2003. A downturn in general economic conditions and local real estate conditions in these geographic regions, as a result of oversupply of or reduced demand for industrial properties, local business climate, business layoffs and changing demographics, would have a particularly strong adverse effect on us.

     We face risks due to the illiquidity of real estate which may limit our ability to vary our portfolio. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will therefore be limited. In addition, the Internal Revenue Code limits our ability to sell our properties. If we must sell an investment, we cannot ensure that we will be able to dispose of the investment in the time period we desire or that the sales price of the investment will recoup or exceed our cost for the investment.

     We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property or natural resource damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to use, sell or lease real estate or to borrow using the real estate as collateral.

     We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we currently or formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, released from, or present at, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability. Although we have conducted Phase I environmental site assessments ("ESAs") at most of our properties to identify potential sources of contamination at those properties, such ESAs do not reveal all environmental liabilities or compliance concerns that could arise from those properties. Moreover, material environmental liabilities or compliance concerns may exist, of which we are currently unaware, that in the future may have a material adverse effect on our business, assets or results of operations.

FINANCING RISKS

     We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

     We face risks related to "balloon payments." Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as "balloon payments." There can be no assurance whether we will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which would have an adverse impact on our financial performance and ability to pay dividends to investors.

     We face risks associated with our dependence on external sources of capital. In order to qualify as a REIT, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, and we are subject to tax on our income to the extent it is not distributed. Because of this distribution requirement, we may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms, if at all. Our access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market's perception of our growth potential; (iii) our current and potential future earnings and cash distributions; and (iv) the market price of our capital stock. Additional debt financing may substantially increase our debt-to-total capitalization ratio. Additional equity financing will dilute the holdings of our current stockholders.

     Fluctuations in interest rates may adversely affect our operations and value of our stock. As of June 30, 2003, we had approximately $77 million of variable interest rate debt. As of June 30, 2003, the weighted average interest rate on our variable rate debt was 2.4%. We may also incur indebtedness in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition, our ability to pay expected distributions to stockholders and the value of our stock.

     We could default on cross-collateralized and cross-defaulted debt. As of June 30, 2003, we had six secured loans that are cross-collateralized by 56 properties, totaling $165,973,000. If we default on any of these loans, then we could be required to repay the aggregate of all indebtedness, together with applicable prepayment charges, to avoid foreclosure on all the cross-collateralized properties within the applicable pool. In addition, our credit facilities contain cross-default provisions, which may be triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the credit facilities.

     We may amend our investment strategy and business policies without your approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will fully serve the interests of all stockholders.

OTHER RISKS

     The market value of our common stock could decrease based on our performance and market perception and conditions. The market value of our common stock may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by the dividend on our common stock relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which would adversely affect the market price of our common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

     U.S. Federal income tax law developments could affect the desirability of investing in our common stock because of our REIT status. In May 2003, legislation was enacted that reduces the maximum tax rate of noncorporate taxpayers for capital gains generally from 20% to 15% (from May 6, 2003 through 2008) and for dividends payable to noncorporate taxpayers generally from 38.6% to 15% (from January 1, 2003 through 2008). In general, dividends payable by REITs are not eligible for such treatment except in limited circumstances which we do not contemplate. However, the recent legislation reduces the maximum tax rate of noncorporate taxpayers on ordinary income from 38.6% to 35%.

     Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

     There are limits on the ownership of our capital stock as a result of which a stockholder may lose beneficial ownership of its shares. The Internal Revenue Code provides that, in order for us to maintain our REIT status, not more than 50% of the value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities. In addition, our charter prohibits, with limited exceptions, direct or constructive ownership of more than 9.8% in value or in number of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock), whichever is more restrictive, by any individual or entity. The constructive ownership rules are complex and may cause shares of our capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. An acquisition of shares by a person, or a transfer of shares to a person, as a result of which the ownership limits set forth above are violated, may be void or may be deemed to be made to a trust designated by us, or the shares of capital stock to be purchased or transferred may be converted into another form of our securities.

     We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our charter and bylaws, our stockholder rights plan and severance agreements with our executive officers may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control.

     Our Charter contains provisions that may adversely affect the value of shareholders' stock. Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). The ownership limit may limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control. Also, the request of the holders of a majority or more of our common stock is necessary for stockholders to call a special meeting. We also require advance notice by stockholders for the nomination of directors or proposal of business to be considered at a meeting of stockholders.

     We have adopted a stockholder rights plan that may make a change in control difficult. We have a stockholder rights plan. Under the terms of the plan, we declared a dividend of rights on our common stock and Series B preferred stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares, our Board of Directors determines that a substantial stockholder's ownership may be adverse to the interests of our other stockholders or our qualification as a REIT, or other similar events. The plan could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

     We have change of control agreements with our executives that may deter changes of control of the Company. We have entered into change of control agreements with each of our executives providing for the payment of money to these executives upon the occurrence of our change of control as defined in these agreements. If, within a certain time period (as set in the executive's agreement) following a change of control, we terminate the executive's employment other than for cause, or if the executive elects to terminate his or her employment with us for reasons specified in the agreement, we will make a severance payment equal to the executive's average annual compensation times an amount specified in the executive's agreement, together with the executive's base salary and vacation pay that have accrued but are unpaid through the date of termination. These agreements may deter our change of control because of the increased cost for a third party to acquire control of us.

     Our Board of Directors may authorize and issue securities without stockholder approval. Under our Charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

     Maryland business statutes may limit the ability of a third party to acquire control of us. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire our company and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66 2/3% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. Maryland law also provides generally that a person who acquires shares of our equity stock that represent 10% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

     Additionally, Maryland law provides, among other things, that our Board of Directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

     - have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

     - are subject to the reporting requirements of the Securities Exchange Act of 1934, may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle that provides that:

     - the corporation will have a staggered board of directors;

     - any director generally may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors, even if a lesser proportion is provided in the charter or bylaws;

     - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

     - vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if the procedure is contrary to the charter or bylaws; and

     - the Secretary of the corporation may call a special meeting of stockholders at the request of stockholders only upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

     To date, we have not made any of the elections described above although our charter and bylaws contain some of these provisions independent of these elections.

     We may fail to qualify as a REIT. If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we may be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would significantly reduce the cash flow available for distribution to stockholders and for debt service.

     Furthermore, we would no longer be required by the Internal Revenue Code to make any distributions to our stockholders as a condition of REIT qualification. Any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2008. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code.

     To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We cannot assure you that we are qualified or will remain qualified as a REIT.

     We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, among other requirements, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income (other than our net capital gain). We will be subject to corporate income tax on any undistributed REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions (including any capital gains we elect to retain) in any calendar year are less than the sum of: (i) 85% of our ordinary income for the year; (ii) 95% of our capital gain net income for the year; and (iii) any undistributed taxable income from prior years. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT (and to avoid corporate income tax and the 4% excise tax), even if conditions were not favorable for borrowing.

     Notwithstanding our status as a REIT, we are subject to various federal, state, local and foreign taxes on our income and property. For example, as described above, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other federal income taxes as more fully described in "Material United States Federal Income Tax Consequences -- Taxation of Us as a REIT." We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

                                USE OF PROCEEDS

     As will be more fully described in any applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes, including, without limitation, the repayment of debt and the development and acquisition of additional properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was 1.32, 1.33, 1.48, 1.44, 1.57 and 1.83,
respectively.

     For purposes of calculating these ratios, earnings represent net income from continuing operations plus interest expense and an interest component of rental expense. Fixed charges represent interest expense and preferred stock dividends from our consolidated statements of operations plus capitalized interest and an estimated interest component of rental expense. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

     The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Our charter authorizes the issuance of 65,280,000 shares of common stock, par value $.0001 per share; 2,800,000 shares of Series B Cumulative Convertible Preferred Stock, par value $.0001 per share; 600,000 shares of Series C Preferred Stock, par value $.0001 per share; 1,320,000 shares of 7.95% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share; and 30,000,000 shares of Excess Stock, par value $.0001 per share. As of September 30, 2003, 19,369,471 shares of common stock, 550,000 shares of Series B preferred stock, 1,320,000 shares of Series D preferred stock, no shares of Series C preferred stock and no shares of Excess Stock were issued and outstanding. The common stock and the Series D preferred stock are currently listed on the New York Stock Exchange under the symbols "EGP" and "EGP PrD," respectively. There is no public market for our Series B preferred stock.

     Our Board of Directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

     Pursuant to the provisions of our charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. These restrictions also apply to any transfer of stock that would result in our being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the recordholder of the equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall not be entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted into Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

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     Our Board of Directors, upon receipt of a ruling from the Internal Revenue
Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee "beneficially owning" (as defined in our charter, and determined after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the Board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our Board, may in its sole and absolute discretion exempt a person from the limitation on a person "constructively owning" (as defined in our charter, and determined after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or "constructively own" (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours;
(y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our Board of Directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could not "beneficially own" or "constructively own" (applying the applicable attribution rules of the Internal Revenue Code) more than 50.0% in value of the shares of equity stock then outstanding.

                          DESCRIPTION OF COMMON STOCK

     Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of our common stock is entitled to receive distributions, if, as and when declared by our Board of Directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

     Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

     A holder of our common stock has no preferences, conversion rights, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

     Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of common stock has one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

     There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

     Stockholder Liability. Under Maryland law applicable to Maryland corporations, holders of common stock will not be liable as stockholders for our obligations solely as a result of their status as stockholders.

     Transfer Agent. The registrar and transfer agent for shares of our common stock is Equiserve Trust Company, N.A.

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                         DESCRIPTION OF PREFERRED STOCK

     General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of Maryland law and our charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

            (i) The title and stated value of such shares of preferred stock;

           (ii) The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

           (iii) The voting rights of such shares of preferred stock;

           (iv) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

            (v) The date from which dividends on such shares of preferred stock will accumulate, if applicable;

           (vi) The procedures for any auction or remarketing, if any, for such shares of preferred stock;

           (vii) The provision for a sinking fund, if any, for such shares of preferred stock;

          (viii) The provisions for redemption, if applicable, of such shares of preferred stock;

           (ix) Any listing of the shares of preferred stock on any securities exchange;

            (x) The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

           (xi) A discussion of federal income tax considerations applicable to such shares of preferred stock;

           (xii) The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

          (xiii) Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

          (xiv) Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

           (xv) Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

     The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

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

     The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the Securities and Exchange Commission as an exhibit or incorporated by reference in the Registration Statement.

                     DESCRIPTION OF STOCKHOLDER RIGHTS PLAN

     Our Board of Directors has adopted a stockholder rights plan. As a result, we issued one right for each outstanding share of common stock and 1.1364 rights (subject to adjustments) for each share of Series B preferred stock outstanding. One right and 1.1364 rights (subject to adjustments) will be issued for each additional share of common stock or Series B preferred stock, respectively, that we issue. Each right entitles the holder to purchase one one-thousandth of a share of our Series C preferred stock at an exercise price of $70.00 (subject to adjustments). The rights become exercisable 10 business days after any party acquires or announces an offer to acquire 15% or more of our common stock, our Board of Directors determines that a substantial stockholder's ownership may be adverse to the interests of our other stockholders or our qualification as a REIT, or certain similar event. The rights expire on December 3, 2008, unless earlier redeemed. The rights are redeemable at $0.0001 per right at any time before 10 business days following the time that any party acquires, or obtains the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or our Board of Directors determines that a substantial stockholder's ownership may be adverse to the interests of our other stockholders or our qualification as a REIT.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the securities warrant agreement and the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of warrants, which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, at or before the time of the issuance of that series of warrants.

     In the case of warrants for the purchase of shares of preferred stock or shares of common stock, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

     - the offering price;

     - the type and aggregate number of shares purchasable upon exercise of the warrants, the exercise price, and in the case of warrants for shares of preferred stock, the designation, aggregate number and terms of the series of shares of preferred stock with which the warrants are being offered, if any, and the number of such warrants being offered with the shares of preferred stock;

     - the date, if any, on and after which the warrants and the related series of shares of preferred stock, if any, or shares of common stock will be transferable separately;

     - the date on which the right to exercise such warrants will commence and the date on which such right will expire;

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

     - any special United States federal income tax consequences; and

     - any other material terms of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any warrants to purchase shares of preferred stock or shares of common stock, holders of such warrants will not have any rights of holders of such shares of preferred stock or shares of common stock, including the right to receive payments of dividends, if any, on such shares of preferred stock or shares of common stock, or to exercise any applicable right to vote.

     Each warrant will entitle the holder thereof to purchase such number of shares of preferred stock or shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment, as provided in the applicable prospectus supplement, of the amount required to purchase the shares of preferred stock or shares of common stock purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days, of the securities warrant certificate evidencing such warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of warrants.

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreements to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

                      MATERIAL PROVISIONS OF MARYLAND LAW

     The following paragraphs summarize the material provisions of Maryland law applicable to Maryland corporations. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

     Maryland, the state of our incorporation, has certain anti-takeover statutes, including the "business combination" provisions and "control share acquisition" provisions, which may also have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions or the control share acquisition provisions of the Maryland General Corporation Law (the "MGCL").

BUSINESS COMBINATIONS

     Maryland corporations are subject to certain restrictions under the MGCL concerning certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "interested stockholder." An interested stockholder is: (i) a person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

Such business combinations are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the interested stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the interested stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a minimum price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

CONTROL SHARE ACQUISITIONS

     The MGCL also provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter excluding "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at a stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of stockholders is held, as of the date of such meeting at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their shares. The fair value of the shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of the objecting stockholders' rights do not apply in the context of a control share acquisition.

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

CERTAIN ELECTIVE PROVISIONS OF MARYLAND LAW

     Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

     - have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

     - are subject to the reporting requirements of the Securities Exchange Act,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

     - the corporation will have a staggered board of directors;

     - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

     - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

     - vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if the procedure is contrary to the charter or bylaws; and

     - the secretary of the corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although our charter and bylaws contain some of these provisions independent of these elections.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a REIT, and the ownership and disposition of the securities offered under this Prospectus. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering.

     The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our capital stock to any particular holder. The opinion and the information in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF US AS A REIT

     We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our initial taxable year. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

     The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2002, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2003 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income which caused us to fail the income tests. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See
"-- Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate then applicable. Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership

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

to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. See "Description of Capital Stock" above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning on or after January 1, 1998, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. As a result, our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. No more than 20% of our assets may consist of the securities of one or more taxable REIT subsidiaries.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may be limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     We have established a wholly owned taxable REIT subsidiary, EastGroup TRS, Inc., for the purpose of developing and selling certain real property located in Houston, Texas and we may establish other taxable REIT subsidiaries in the future.

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

INCOME TESTS

     In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on the relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property for occupancy only and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     Our investment in commercial and industrial properties generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, we believe that any personal property rented in connection with our facilities is well within the 15% restriction. Moreover, we do not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary. Finally, we anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

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

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of Us as a REIT," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the noncorporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or long-term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Code.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

     Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt, or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on profits, the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). In addition, we believe that our securities of taxable REIT subsidiaries do not exceed 20% of the value of our total assets. With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.
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

     After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset test or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset test or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset test or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

ANNUAL DISTRIBUTION REQUIREMENTS

     We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency

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

dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

     General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

          1. the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

          2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

     We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "-- Asset Tests."

     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of equity stock that is for United States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

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

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

     - the amount of cash and the fair market value of any property received on such disposition; and

     - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

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

     Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a noncorporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

          1. your long-term capital gains, if any, recognized on the disposition of our shares;

          2. our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

          3. our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

          4. our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. If a U.S. Stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This
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

requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if a treaty applies, attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. federal income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made, whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of

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such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if a treaty applies, attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain (and in the case of a corporate Non-U.S. Stockholder, may also be subject to the branch profits tax discussed above);

     - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - our stock constitutes a United States real property interest within the meaning of FIRPTA and certain other conditions are present, as described below.

     Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

     - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax
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

treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Stockholders. In general, information reporting requirements will apply to certain U.S. Stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, and backup withholding will also apply as described above for a U.S. Stockholder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. Stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SUNSET OF TAX PROVISIONS

     Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that, for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein.

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

Consequently, prospective security holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

                              PLAN OF DISTRIBUTION

     We may sell securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. In addition, the terms of any agreement, arrangement or understanding entered into with any brokers or dealers after the effective date of the registration statement, of which this prospectus is a part, will be described in the applicable prospectus supplement. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     The maximum commission or discount to be received by any NASD member or independent broker-dealer in connection with any offering of securities under this prospectus will not exceed 8.0% of the gross proceeds of the offering.

     In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our securities in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. The underwriters must close out any short position by purchasing our securities in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or to make stabilizing purchases. Any of these activities may have the effect of preventing or retarding a decline in the market price of our securities. They may also cause the price of our securities to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the

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

New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the securities offered by this prospectus, will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of EastGroup Properties, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the methods of accounting for the impairment or disposal of long-lived assets and stock-based compensation.

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                                 800,000 SHARES

                           EASTGROUP PROPERTIES, INC.

                                  COMMON STOCK

                          [EASTGROUP PROPERTIES LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 28, 2005

                                  ------------

                                   CITIGROUP

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